UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2012

TRAILBLAZER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52397	88-0409170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grant Morris Dodds, 2520 St Rose Parkway, Suite 319, Henderson NV 89074
 (Address of principal executive offices) (Zip Code)

(800) 787-5439
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2012, Temple Mountain Energy, Inc., a Minnesota corporation (“TME”), executed an agreement with Trailblazer Resources, Inc. (“Trailblazer”), with regard to Trailblazer’s proposed acquisition of TME’s assets.  The agreement was contingent upon approval by TME’s shareholders.  On September 24, 2012, TME notified Trailblazer that a majority of the TME shareholders had approved the proposed acquisition with slight modifications to the deadline dates.  The Trailblazer Board has approved those modifications.  Subject to the successful completion of due diligence by both parties and the successful completion of the regulatory process, the agreement now binds Trailblazer and TME to a November 30, 2012 closing date.

TME is a privately-held company with mineral leases, large mining permits and operational assets focused on oil sands mining and processing in the Vernal, Utah area.  TME holds one of only two oil sands “large mine” operating permits in the United States, and estimates that its 1,300-acre site has significant reserves, much of which may be surface-recoverable.

Under the agreement, Trailblazer will issue 26,500,000 shares of its common stock to TME for the purchased assets.  Such shares would represent approximately 48.6% of Trailblazer’s outstanding shares.  TME agrees to establish a Debt Retirement Escrow account for the purpose of retiring the debt retained by TME upon completion of the asset sale to Trailblazer.  TME agrees to deposit 1,500,000 of these shares into this escrow account, with an additional 1,500,000 shares to be contributed by Trailblazer.  In addition, TME will establish an Environmental Liability Escrow and deposit 1,000,000 of the shares issued to it into that escrow account. Trailblazer would not assume any of TME’s liabilities as part of the asset purchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILBLAZER RESOURCES, INC.
October 1, 2012	By: /s/ Samuel W. Fairchild
Samuel W. Fairchild
Chief Executive Officer